Exhibit 99.1

Investor Contact:
Kevin G. O’Brien
VP, Investor Relations
614 677-5331

Media Contact:
Bryan Haviland
Public Relations Officer
614 677-7767

August 4, 2004

Nationwide Financial Reports Second Quarter Results

Net income of $0.68 per share increased from $0.63 per share a year ago

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported net income of $104.2 million, or $0.68 per diluted share, for the second quarter of 2004, compared with net income of $96.5 million, or $0.63 per diluted share, for the second quarter of 2003.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which we believe enhances understanding and comparability of our performance by highlighting the results from continuing operations and the underlying profitability drivers of our business. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures and the substantive reasons why we believe presentation of these non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations. The following table reconciles net operating earnings to net income for the periods indicated:

	Three months ended June 30,
	2004		2003
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share

Net operating earnings	$126.3	$0.83	$111.2	$0.73
Net realized losses on investments, hedging instruments and hedged items, net of tax	(22.1)	(0.15)	(14.7)	(0.10)

Net income	$104.2	$0.68	$96.5	$0.63

Net operating earnings were $126.3 million, or $0.83 per diluted share, for the quarter, compared to net operating earnings of $111.2 million, or $0.73 per diluted share, a year ago. The 14 percent year-over-year increase in net operating earnings was the result of strong growth in the individual investments and retirement plans segments and modest growth in the individual protection segment, offset by a decline in earnings in the corporate and other segment.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2004 earnings — 2

“We reported solid earnings growth this quarter, with year-over-year growth in each of our business segments,” said Jerry Jurgensen, chief executive officer. “While there is still work to be done, the new teams are making progress on the strategy development for their businesses and are continuing to execute well on their current plans.”

“We see attractive opportunities for long-term value creation in each of our businesses. All are focused on packaging innovative solutions to profitably bring them to market, with a continued focus on risk management and financial discipline,” added Jurgensen.

Highlights from the quarter:

•	Sales totaled $4.3 billion, with $1.6 billion, or 37 percent, of new sales from affiliated distribution and $2.7 billion, or 63 percent, from non-affiliated distribution.

•	Affiliated distribution sales increased 8 percent versus the second quarter of 2003, the result of continued growth in the retirement plans segment in both the public and private sectors.

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Driving the affiliated distribution sales increase was a 15 percent increase in sales through Nationwide Retirement Solutions compared to a year ago. Additionally, sales from The 401(k) Company, our mid- to large-case private-sector pension provider, increased 28 percent.

•

Non-affiliated distribution sales declined 2 percent versus the second quarter of 2003. Sales growth in the independent broker/dealer and wirehouse channels attributable to private-sector plan sales was offset by a decline in sales through the financial institutions channel due to pricing discipline in fixed annuities.

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Total net flows, or customer deposits net of withdrawals, were $1.0 billion in second quarter of 2004 compared to $1.3 billion in second quarter of 2003. The decrease in net flows was driven by the decrease in individual investments segment sales.

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Individual investments net flows were $49.7 million in the second quarter, down from $597.9 million a year ago and $59.5 million in the first quarter of 2004. The decline in net flows versus last year is attributable to a reduction of deposits into both individual fixed annuities and the fixed option of variable annuities. Withdrawals and surrenders relative to account values were consistent with the second quarter of 2003, and improved versus the first quarter of 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2004 earnings — 3

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Retirement plans segment net flows were $719.7 million, an increase of 68 percent versus a year ago, with significant improvements in both our public and private sector businesses. This increase was driven by strong sales growth combined with lower withdrawals and surrenders relative to account values.

•

Total revenues increased 2 percent to $997.9 million compared to $977.4 million in the second quarter of 2003. Revenue growth in the individual investments and retirement plans segments was offset by a moderate decline in the individual protection segment.

•	Total assets as of June 30, 2004 were $112.6 billion, up 1 percent from $111.0 billion as of year-end 2003.

•	Included in the current period’s total assets were $62.1 billion in assets held in separate accounts, up 2 percent from $60.9 billion as of year-end 2003.

•	General account assets were $50.5 billion, up less than 1 percent from $50.1 billion as of year-end 2003.

•	Shareholders’ equity was $4.8 billion, or $31.84 per share, as of June 30, 2004, compared to $4.9 billion, or $32.10 per share, as of year-end 2003.

•	Excluding other comprehensive income, shareholders’ equity was $4.5 billion, or $29.90 per share, versus $4.4 billion, or $28.77 per share, as of year-end 2003.

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Operating return on average equity excluding OCI, as defined in Exhibit 3, was 11.2 percent for the quarter, compared to 10.8 percent in the second quarter of 2003 and 12.1 percent in the first quarter of 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2004 earnings — 4

Operating Segment Second Quarter Financial Highlights

As announced during the first quarter 2004 earnings conference call, Nationwide Financial has reorganized its segment reporting structure into three primary operating segments: individual investments, retirement plans and individual protection. Financial highlights and a discussion of the results for each segment follow:

	Three months ended June 30,
(in millions)	2004	2003	Change
Individual Investments
Sales	$1,449.2	$1,768.2	(18%	)
Net flows (deposits less withdrawals)	49.7	597.9	(92%	)
Operating revenues	375.7	354.3	6%
Pre-tax operating earnings	62.3	46.7	33%
Account values as of period-end	50,461.6	44,960.2	12%
Interest spread on average general account values	1.81%	1.55%
Pre-tax operating earnings to average account values	0.50%	0.43%
Return on average allocated capital	10.9%	8.1%

Retirement Plans
Sales	$2,400.6	$2,058.6	17%
Net flows (deposits less withdrawals)	719.7	429.6	68%
Operating revenues	248.9	236.3	5%
Pre-tax operating earnings	47.0	37.3	26%
Account values as of period end	68,309.6	56,787.2	20%
Interest spread on average general account values	2.01%	2.17%
Pre-tax operating earnings to average account values	0.28%	0.28%
Return on average allocated capital	19.3%	16.5%

Individual Protection
Sales	$431.0	$378.6	14%
Operating revenues	332.5	337.0	(1%	)
Pre-tax operating earnings	55.4	53.5	4%
Policy reserves as of period end	14,467.7	13,003.2	11%
Life insurance in-force as of period end	107,533.8	107,059.7	0%
Pre-tax operating earnings to operating revenues	16.7%	15.9%
Return on average allocated capital	8.8%	8.2%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2004 earnings — 5

Individual Investments Segment

Second quarter individual investments sales of $1.4 billion were 18 percent below a year ago and 3 percent below last quarter. Individual fixed annuity sales of $232.8 million declined 46 percent compared to a year ago but increased 10 percent compared to the first quarter of 2004 as a moderate increase in interest rates improved the sales environment for fixed annuities. The continued slowdown in sales of individual fixed annuities compared to last year is attributable to strict adherence to achieving our pricing returns in the competitive environment for these products.

Individual variable annuity sales of $1.1 billion were down 13 percent compared to a year ago. The year-over-year sales comparison continues to be impacted by a significant increase in deposits into the fixed option of variable annuities a year ago, as consumers sought short-term fixed investment alternatives in a rapidly declining rate environment. During the second quarter of 2003, we implemented restrictions on investments into the fixed option of variable annuities to better balance the investment needs of our contract holders and our ability to effectively manage the large inflow of fixed deposits.

“Our customer-value oriented approach continues to drive acceptance and growth of the Capital Preservation Plus rider available on many of our variable annuity contracts,” said Mark Thresher, president and chief operating officer. “This guaranteed minimum accumulation benefit offers superior customer value, combined with sound risk management through our hedging program. This feature had its largest sales month ever in June, and saw a 19 percent increase in sales in the second quarter of 2004 compared to the previous quarter,” he added.

Advisory services program sales continue to gain momentum, nearly doubling last quarter’s sales with $43.9 million of sales this quarter. We continue to add new firms to our program and are encouraged by the steady growth of this business. In retirement product sales, consisting of individual fixed and variable immediate annuities, were flat versus the first quarter of 2004 and down 9 percent versus the second quarter of 2003. While our sales have followed an industry slowdown in immediate annuity production this year, we continue to believe this business will play a critical role as this market emerges.

Pre-tax operating earnings grew 33 percent compared to the second quarter of 2003, as increased policy charges and spread income were partially offset by increased amortization of deferred acquisition costs (DAC) and higher non-deferrable expenses. The increase in non-deferrable expenses is the result of an increase in variable annuities sold with a trail-based commission structure.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2004 earnings — 6

Growth in interest-spread income was $13.6 million during the second quarter of 2004, an increase of 23 percent versus the year ago quarter. A disciplined approach to the sales of fixed annuities and the fixed option of variable annuities, combined with an increasing interest rate environment, drove this increase. Interest-spread margins were 181 basis points in the second quarter, compared to 155 basis points a year ago and 193 basis points in the first quarter of 2004. Included in the current quarter were 6 basis points, or $2.4 million, of prepayment income on commercial mortgage loans and bonds, compared to 5 basis points, or $1.9 million, a year ago and 17 basis points, or $6.9 million, in the first quarter of 2004.

The strong equity market performance in the latter half of 2003 and first quarter of 2004 drove increases in separate account balances and asset fees, while also reducing guaranteed minimum death benefits (GMDB) relative to last year. These improvements were partially offset by increased DAC amortization, which is influenced by increased profitability.

The individual investments segment operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 50 basis points for the quarter, an improvement over both the 43 basis points reported for the second quarter of 2003 and the 48 basis points reported for the first quarter of 2004. The improvement versus last year was largely the result of improved interest-spread margins resulting from a disciplined approach to pricing and management of fixed annuities and the fixed option of variable annuities. Return on average allocated capital increased to 10.9 percent for the quarter, compared to 8.1 percent reported for the second quarter of 2003 and 10.5 percent in the first quarter of 2004.

Retirement Plans Segment

Sales in this segment grew 17 percent compared to the same quarter a year ago. Private-sector retirement plan sales of $1.5 billion increased 18 percent from a year ago, maintaining their strong pace. Public-sector retirement plan sales of $923.8 million were 15 percent higher than a year ago and increased 5 percent from the first quarter of 2004. Case additions, including the City of Phoenix, and a strong quarterly enrollment period in the State of New York plan drove the strong sales growth this quarter.

Pre-tax operating earnings increased 26 percent compared to a year ago as higher asset fees and other income were partially offset by increased non-deferrable expenses as a result of rapid growth in private-sector business on our trust product platform.

Other income, which includes fees from non-insurance retirement and deferred compensation plans, increased $15.2 million, or 50 percent, compared to second quarter 2003. The expected trend toward increased non-insurance product business in private sector and increased administration-only business in the public sector will continue to increase the rate of growth in other income relative to the asset fees revenue line.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2004 earnings — 7

Interest-spread income decreased 5 percent compared to a year ago, due primarily to a decrease in prepayment penalty income from commercial mortgage loans and bonds. Interest-spread margins were 201 basis points in the second quarter of 2004, compared to 217 basis points in the second quarter of 2003 and 208 basis points in the first quarter of 2004. Included in the current quarter were 10 basis points, or $2.5 million, of prepayment income on commercial mortgage loans and bonds, compared to 23 basis points, or $5.7 million, a year ago, and 20 basis points, or $5 million last quarter.

The operating margin for the quarter, defined as the ratio of pre-tax operating earnings to average account values, was 28 basis points, which remained unchanged compared to both the second quarter a year ago and the first quarter of 2004. Return on average allocated capital was 19.3 percent in the quarter, which is ahead of the 16.5 percent reported a year ago and is the same as reported in the first quarter of 2004.

Individual Protection Segment

Individual protection pre-tax operating earnings were $55.4 million for the quarter compared to $53.5 million a year ago, as improved operating earnings from our fixed-life business were partially offset by lower earnings from our investment-life business. Highlights for the two businesses include:

Investment life: Individual variable-life sales of $174.8 million were 4 percent higher than the prior year and flat versus first quarter 2004. First-year sales, a strong indicator for growth, were up 8 percent versus last year and 6 percent versus the first quarter of 2004. The extension of our marketFLEXSM tactical asset-allocation design concept into variable life and improving market conditions drove the increase. Corporate-owned life insurance (COLI) sales were up 36 percent compared to last year but down from 41 percent versus last quarter, primarily due to first quarter sales seasonality impacting the comparison.

Investment life pre-tax operating earnings were $29.0 million in the second quarter of 2004 compared to $31.6 million reported in the second quarter of 2003 and $34.8 million in the first quarter of 2004. The decline was driven by the combination of reduced other income and administrative fees from COLI, and an increase in mortality expense.

Fixed life: Individual fixed life products continue to be attractive in the marketplace, with our fixed life sales growing 10 percent versus the second quarter of 2003 and a modest 1 percent versus the first quarter of 2004. First-year sales were up 114 percent versus last year and 5 percent versus the first quarter of 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2004 earnings — 8

Second quarter fixed-life pre-tax operating earnings of $26.4 million increased 21 percent versus the $21.9 million from the second quarter of 2003. The increase primarily was due to increased interest spreads and lower policyholder dividends, which were partially offset by increased operating expenses.

The operating margin for the individual protection segment, defined as the ratio of pre-tax operating earnings to operating revenues, was 16.7 percent for the quarter, compared to 15.9 percent in the second quarter of 2003 and 17.9 percent in the first quarter of 2004. Return on average allocated capital for the quarter of 8.8 percent increased from 8.2 percent in the same quarter last year, but declined from 9.6 percent from the first quarter of 2004.

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $5.1 million in the second quarter of 2004 compared to $12.1 million in the second quarter of 2003, and $15.2 million in the first quarter of 2004. Increased other income from structured products activity was more than offset by decreased spread income on the medium-term note business and higher expenses.

In structured products, we completed a low-income housing securitization transaction and a commercial mortgage-backed securities transaction during the second quarter of 2004 that generated $5.8 million of pre-tax operating income. This compares to $2.6 million of pre-tax operating income from structured products in the second quarter of 2003 and $3.2 million in the first quarter of 2004.

We issued a $350.0 million medium-term note during the quarter, and a $100.0 million note matured. The interest-spread margin for the quarter was 130 basis points, compared to 155 basis points in the same quarter last year and 141 basis points last quarter.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2004 earnings — 9

Business Outlook

The information provided below incorporates certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of our revenues and earnings to these factors.

To the extent that equity-market performance varies from levels indicated in our business outlook, our results will vary accordingly. Additionally, our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on the following page. Prior to the start of the quiet period, investors may continue to rely on this earnings announcement and our Web site for current expectations on matters covered, unless the Company publishes a notice stating otherwise.

The table below outlines the Company’s expectations for its full-year earnings drivers and is based on the equity markets and the related performance of our separate account assets achieving a return of 0 to 2 percent during each remaining quarter of 2004.

2004 Business Outlook

Individual Investments Segment
Interest-spread margin	170-175 bps
Pre-tax operating earnings to average account values	40-45 bps

Retirement Plans Segment
Interest-spread margin	185-190 bps
Pre-tax operating earnings to average account values	20-25 bps

Individual Protection Segment
Investment Life
Pre-tax operating earnings to operating revenues	16-19%
Fixed Life
Pre-tax operating earnings to operating revenues	12-15%

Corporate and Other Segment
Medium-term notes interest-spread margin	120-130 bps

Nationwide Financial
Operating return on average equity	10-11%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2004 earnings — 10

Earnings Conference Call

Nationwide Financial will host a conference call from 11 a.m. to noon EDT on Thursday, August 5, 2004, to discuss second quarter 2004 results. To participate in the call, dial 1-706-679-3234 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwidefinancial.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EDT time August 5, 2004, through midnight EDT August 12, 2004 by dialing 1-706-645-9291, conference ID 8628217. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the third quarter of 2004, the quiet period will be October 4, 2004 through October 25, 2004.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 62.9 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2003 annual report to shareholders, 2003 Annual Report on Form 10-K and other corporate announcements, please visit the investor relations section of our Web site at www.nationwidefinancial.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide’s control of the Company through its beneficial ownership of 94.4% of the combined voting power of all the outstanding common stock and 62.9% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in the value of the Company’s investment portfolio or separate account assets, or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xv) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to Second Quarter 2004 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Statements of Income — Unaudited

	Three months ended June 30,		Six months ended June 30,
($ in millions, except per share data)	2004	2003	2004	2003

Revenues:
Policy charges	$307.0	$278.5	$613.1	$553.0
Life insurance premiums	99.4	107.2	196.1	218.2
Net investment income	547.2	555.8	1,115.7	1,102.8
Net realized losses on investments, hedging instruments and hedged items	(31.8)	(18.2)	(45.3)	(67.2)
Other	76.1	54.1	145.3	108.9
Total revenues	997.9	977.4	2,024.9	1,915.7

Benefits and Expenses:
Interest credited to policyholder account values	330.0	350.3	665.2	697.0
Other benefits and claims	131.7	135.6	261.8	289.6
Policyholder dividends on participating policies	26.2	26.8	48.4	53.2
Amortization of deferred policy acquisition costs	108.7	100.3	219.8	184.1
Amortization of value of business acquired	13.9	12.3	26.4	22.9
Interest expense on debt	25.5	24.2	50.9	46.9
Other operating expenses	226.1	200.8	451.3	405.7
Total benefits and expenses	862.1	850.3	1,723.8	1,699.4

Income from continuing operations before federal income tax expenses	135.8	127.1	301.1	216.3
Federal income tax expense	31.6	30.6	73.9	47.8
Income from continuing operations	104.2	96.5	227.2	168.5
Cumulative effect of adoption of accounting principle, net of tax	—	—	(3.4)	—
Net income	$104.2	$96.5	$223.8	$168.5

Net income per common share:
Basic	$0.69	$0.64	$1.47	$1.11
Diluted	$0.68	$0.63	$1.46	$1.11

Weighted average common shares outstanding:
Basic	152.1	151.8	152.0	151.8
Diluted	152.9	152.2	152.9	152.1

Cash dividends declared per common share	$0.18	$0.13	$0.36	$0.26

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to Second Quarter 2004 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Investments:
Securities available for sale, at fair value
Fixed maturity securities	$30,559.0	$30,787.1
Equity securities	92.7	128.7
Trading assets, at fair value	3.8	4.9
Mortgage loans on real estate, net	9,210.9	8,964.7
Real estate, net	113.9	123.4
Policy loans	968.0	963.2
Other long-term investments	498.5	194.6
Short-term investments, including amounts managed by a related party	1,748.3	1,970.3
Total investments	43,195.1	43,136.9
Cash	35.4	11.5
Accrued investment income	433.3	439.6
Deferred policy acquisition costs	3,585.8	3,329.9
Value of business acquired	510.5	523.0
Other intangible assets	51.5	52.3
Goodwill	382.9	406.7
Other assets	2,253.5	2,189.8
Assets held in separate accounts	62,114.0	60,937.6
Total assets	$112,562.0	$111,027.3
Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$40,469.6	$39,988.4
Short-term debt	263.1	205.3
Long-term debt	1,405.8	1,405.6
Other liabilities	3,467.0	3,615.0
Liabilities related to separate accounts	62,114.0	60,937.6
Total liabilities	107,719.5	106,151.9
Shareholders’ equity:
Class A common stock	0.6	0.6
Class B common stock	1.0	1.0
Additional paid-in capital	1,623.1	1,614.3
Retained earnings	3,176.6	3,006.4
Accumulated other comprehensive income	295.4	504.9
Treasury stock	(251.2)	(247.6)
Other, net	(3.0)	(4.2)
Total shareholders’ equity	4,842.5	4,875.4
Total liabilities and shareholders’ equity	$112,562.0	$111,027.3

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Second Quarter 2004 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments, hedging instruments and hedged items.

Operating realized gains (losses) include periodic net coupon settlements on non-qualifying derivatives and realized gains and losses related to securitizations, if any.

Pre-tax operating earnings are calculated by adjusting income from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments, hedging instruments and hedged items, except for periodic net coupon settlements on non-qualifying derivatives and realized gains and losses related to securitizations, if any. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual investments, retirement plans, individual protection and corporate and other segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating earnings per diluted share are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax, and dividing the result by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding other comprehensive income.

Book value per share excluding other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, net income per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments not related to securitizations and periodic net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating earnings, if any, as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Second Quarter 2004 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page one of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly project realized gains and losses on investments, hedging instruments and hedged items2 (realized gains and losses). Realized gains and losses represented ($0.37) per weighted average diluted share in 2003 and ranged from $0.06 to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues
	Three months ended June 30,		Six months ended June 30,
(in millions)	2004	2003	2004	2003
Operating revenues	$1,031.9	$999.9	$2,075.4	$1,991.5
Net realized losses on investments, hedging instruments and hedged items[2]	(34.0)	(22.5)	(50.5)	(75.8)
Revenues	$997.9	$977.4	$2,024.9	$1,915.7
Operating realized gains (losses) to net realized losses on investments, hedging instruments and hedged items
	Three months ended June 30,		Six months ended June 30,
(in millions)	2004	2003	2004	2003
Operating realized gains (losses)[1]	$2.2	$4.3	$5.2	$8.6
Net realized losses on investments, hedging instruments and hedged items[2]	(34.0)	(22.5)	(50.5)	(75.8)
Net realized losses on investments, hedging instruments and hedged items	$(31.8)	$(18.2)	$(45.3)	$(67.2)
Pre-tax operating earnings to income from continuing operations before federal income taxes
	Three months ended June 30,		Six months ended June 30,
(in millions)	2004	2003	2004	2003
Pre-tax operating earnings	$169.8	$149.6	$351.6	$292.1
Net realized losses on investments, hedging instruments and hedged items[2]	(34.0)	(22.5)	(50.5)	(75.8)
Income from continuing operations before federal income taxes	$135.8	$127.1	$301.1	$216.3

Operating return on average equity and return on average equity
	Three months ended June 30,
	2004			2003
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex OCI	w/OCI	Amount	Ex OCI	w/OCI
Net operating earnings	$126.3	11.2%	10.1%	$111.2	10.8%	9.5%
Net realized losses on investments, hedging instruments and hedged items, net of tax[2]	(22.1)	(2.0%)	(1.8%)	(14.7)	(1.4%)	(1.3%)
Net income	$104.2	9.2%	8.3%	$96.5	9.4%	8.2%

Average equity, excluding OCI	$4,507.3			$4,133.2
Average OCI	479.6			554.8
Average equity	$4,986.9			$4,688.0
	Six months ended June 30,
	2004			2003
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex OCI	w/OCI	Amount	Ex OCI	w/OCI
Net operating earnings	$260.0	11.7%	10.5%	$217.8	10.6%	9.5%
Net realized losses on investments, hedging instruments and hedged items, net of tax[2]	(32.8)	(1.5%)	(1.3%)	(49.3)	(2.4%)	(2.1%)
Cumulative effect of adoption of accounting principle, net of tax	(3.4)	(0.2%)	(0.1%)	—	0.0%	0.0%
Net income	$223.8	10.0%	9.1%	$168.5	8.2%	7.4%

Average equity, excluding OCI	$4,461.7			$4,103.1
Average OCI	488.0			503.3
Average equity	$4,949.7			$4,606.4
Book value per share excluding other comprehensive income (OCI) to book value per share
	As of June 30, 2004			As of December 31, 2003
(in millions, except per share data)	Amount		Per share	Amount		Per share
Total equity, excluding other comprehensive income	$4,547.1		$29.90	$4,370.5		$28.77
Accumulated other comprehensive income	295.4		1.94	504.9		3.33
Total equity	$4,842.5		$31.84	$4,875.4		$32.10
Shares outstanding	152.1			151.9

[1]	Prior periods reflect reclassification of periodic net coupon settlements on non-qualifying derivatives, from net investment income and interest credited to operating realized gains (losses).
[2]	Excluding periodic net coupon settlements on non-qualifying derivatives.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com